COACHMEN INDUSTRIES REPORTS FINAL RESULTS FOR 2000 INCLUDING NON-RECURRING
          SPECIAL CHARGES; THIRD MAJOR ACQUISITION IN PAST NINE MONTHS

ELKHART, Ind., Feb. 9 /PRNewswire/ -- Coachmen Industries, Inc. (NYSE: COA - news), a leading full line manufacturer of recreational vehicles and the nation's largest modular home builder, announced that net sales for the year ended December 31, 2000 were $710.0 million compared to 1999's record net sales of $847.0 million. Net income for the year was $2.2 million compared to $29.5 million last year. For the year, diluted earnings per share were $0.14 compared to $1.80 for the same period last year.

For the fourth quarter ended December 31, 2000, net sales were $144.1 million, compared with last year's fourth quarter net sales of $206.7 million. The Company incurred a net loss of $7.8 million or $0.50 per share compared to net income of $3.7 million or $0.24 per share for the same period last year. During the fourth quarter the Company recorded non-recurring pretax special charges for plant consolidation, closing and liquidation of four retail locations and write-downs of certain real estate held for sale. The aggregate effect of the special charges was a reduction of pretax earnings of approximately $2.7 million, which reduced earnings per share by approximately $0.11. Further, the Company increased accruals for excess inventory quantities, warranty liabilities and estimated losses under repurchase agreements during the fourth quarter. In addition, the net pretax loss for 2000 attributable to liquidated and disposed of businesses, excluding the special charges, was approximately $3.9 million, which further reduced earnings by approximately $0.15 per share for the year ended December 31, 2000.

The Company also announced that the due diligence phase of its of KanBuild, Inc. acquisition is complete and the transaction should be completed this month. KanBuild is an established modular home producer with year 2000 revenues of $30 million and pretax earnings of $1.8 million. KanBuild, with plants in Kansas and Colorado, will become part of the Company's modular housing and building segment and represents a strategic westward expansion of its distribution.

Coachmen Industries' Chairman, Chief Executive Officer and President Claire C. Skinner said, "This has been a challenging year made even more so by the economic and business environment for recreational vehicles. Although these results are clearly not acceptable, continued implementation of our strategic plan has enabled the Company to remain profitable for the year and better positioned the Company for improved performance in the competitive environments in which we operate."

Recreational Vehicle Segment

Operating results for the fourth quarter and the year were significantly impacted by the Company's recreational vehicle segment that continued to struggle with market conditions affecting the recreational vehicle (RV) industry as a whole. Increases in interest rates, high fuel prices, dealer inventory adjustments and reduced consumer confidence began to negatively impact RV industry shipments in mid-2000, and continued to do so through the fourth quarter.

Recreational vehicle segment sales for the fourth quarter were $94.8 million, compared to $165.4 million for the same period in 1999. For the year, RV segment sales were $538.4 million, compared to $691.1 million in 1999. The soft market conditions that led to the Company's decline in sales also significantly impacted earnings as a result of sales incentives and discounting driven by competitive pressures, and costs associated with reduced production and excess capacity.

In response to market conditions and strategic plan initiatives, the Company has taken the following actions, some of which adversely impacted earnings in the short-term:


    * During the fourth quarter, Coachmen RV Company consolidated production from its Grants Pass, Oregon towable plant into its two Indiana facilities and also consolidated production of its class A motorhomes into one facility in Middlebury, Indiana. The special charge associated with the closing of the Oregon plant and consolidation of facilities was approximately $0.7 million.

    * The Company completed its previously announced plans to close and liquidate four of its six remaining RV retailing facilities. Historically, these now closed dealerships have been a drain on both profits and the balance sheet. Due to market conditions, the cost of these closings was higher than anticipated, resulting in a special charge of $1.3 million.

    * The Company wrote down the carrying value of certain real estate held for sale or not currently used in production and such special charge was approximately $0.7 million.

    * Earlier in the year, Shasta Industries was consolidated into Coachmen RV and the recreational vehicle group was reorganized to leverage operational and marketing efficiencies. Also in the fourth quarter, Georgie Boy Manufacturing completed a consolidation of its Indiana diesel motorhome production into its Michigan complex.

    * When evaluating the downturn in its businesses, market conditions for its products and current and future anticipated economic factors along with consolidation of its various operations, the Company increased accruals for warranty claims, reserves for inventory valuation, and accruals for estimated losses under agreements to repurchase units under dealer floorplan financing.

"All of these actions are appropriate in the current economic environment. At the same time, we are well positioned to respond quickly as the market improves. We are focused on building quality products to meet our customer needs and allow our recreational vehicle subsidiaries and brands to build market share while meeting our corporate objectives," noted Ms. Skinner.

In spite of challenging market conditions, the Company has been aggressively pursuing product development activities. At the National Trade Show held in Louisville, Kentucky during November 2000, over 50 percent of the products showcased by Coachmen RV Company were either brand new or dramatically changed from the previous year. Coachmen RV also introduced two new towable product lines. The Cascade(TM), targeted to entry-level buyers and the Ultra-Lite(TM), positioned to capture the lightweight market. The Company also introduced two innovative new class A motorhome lines: the Aurora(TM), a mid-range gas-powered product and the Cross Country(TM), an affordable diesel- powered motorhome positioned to appeal to the important and growing segment of diesel buyers. As a result of the strong acceptance of these new product offerings, dealer orders were measurably higher than a year ago.

The Company is also encouraged by recent decisions by the Federal Reserve Board to lower interest rates and is hopeful these actions will help reduce the cost of borrowing for dealers and consumers and will help reverse the recent declines in consumer confidence that will, in turn, lead to improved RV sales.

In further support of its dealers and distribution system, during the fourth quarter, the Company introduced a wholesale financing program with Transamerica Distribution Finance exclusively for dealers of Coachmen Industries RV products. This new program offers Coachmen's qualifying dealers a competitive finance package including preferred wholesale finance rates on new products, preferred trade-in finance programs, a competitive rental finance program, expanded dealer services and marketing programs along with the dedicated credit facilities.

Modular Housing and Building Segment

Despite a slight decrease in revenues related to interest rate pressures, this segment continued its profitable performance. Modular segment sales for the quarter ended December 31, 2000 were $33.5 million, excluding the impact of acquisitions. For the year, sales were $151.0 million, excluding acquisitions. Including acquisitions, modular segment sales for the quarter ended December 31, 2000 were $49.3 million and sales for the year were $171.6 million. This compares to 1999 fourth quarter and year-end of $41.3 million and $155.9 million, respectively. Favorable sales and profit opportunities in the modular housing and building segment underscore the Company's strategic plan to continue growing this core business.

Product development activities at the Company's All American Homes group include innovative new home designs introduced during All American's November 2000 builder meetings. The Willow Ridge series includes ranch, Cape Cod and two-story homes designed for the first time homebuyer desiring a quality home at an affordable price. The Cambridge series offers quality and luxury in a mid-market 3,000 sq. ft., two-story home with a first floor master suite and vaulted ceilings. These new offerings expand the Company's reach to include almost every conventional market segment.

While modular homes currently comprise under five percent of the new single family home starts nationwide, as the advantages of modular construction become more widely recognized, the potential exists for growth rates that exceed those of site-built homes. Since all homes are built to order, there is no unsold inventory accumulation at builder locations.

New products from Miller Building Systems, Inc. include solid concrete portable classroom structures that will enable school systems nationwide to add flexible space as student numbers increase and classroom-to-teacher ratios decline.

Coachmen's strategy to balance the recreational vehicle and modular segments with organic growth and immediately accretive acquisitions was significantly advanced in 2000 with the acquisition of Mod-U-Kraf Homes, Inc. in the second quarter. Mod-U-Kraf, which is located in Rocky Mount, Virginia, is a manufacturer of modular homes, modular multi-family housing and other special modular structures. Then, in the fourth quarter, the Company completed its acquisition of Miller Building Systems, Inc., which is headquartered in Elkhart, Indiana and has manufacturing locations in Indiana, New York, Pennsylvania, South Dakota and Vermont. Miller Building Systems designs and manufactures factory-built modular structures for use as commercial modular buildings and telecommunications shelters.

These acquisitions, plus the imminent acquisition of KanBuild, Inc., represented annual net sales of approximately $123 million during their most recent fiscal years prior to acquisition.

Financial Strength and Shareholder Value

The Company continues to maintain a strong balance sheet with a working capital ratio of 3.0 to 1.0, shareholders' equity of $214 million compared to total liabilities of $83 million and a net book value of $13.63 per share.

During the 2000 business year, the Company's strategic plan called for a review of its compensation and benefits to ensure a closer alignment with shareholder interests.

    * Working with external professional compensation advisors, a new annual performance-based bonus plan for senior managers has been implemented for 2001. Under the new plan, management's compensation will be directly connected to achieving targeted revenue, return on assets, earnings per share and EBITDA. This change is intended to specifically reward performance that will increase shareholder value.

    * To increase employee investment in the Company through stock ownership, the Company expanded its employee stock purchase program and established stock ownership guidelines for senior executives. Also, matching contributions to the 401-K plan were increased, adding Company stock to the contribution.

    * Through asset rationalization, including the selling of non-core assets, improved utilization of manufacturing facilities, and capital investments in its core businesses, the Company has been able to realign and reduce its employment base before acquisitions, by nearly 1,000.

"These actions demonstrate our Board of Directors' and management's commitment to our strategic plan, one that will position Coachmen for improved performance in the future. We continue a rigorous review of all assets to determine their value in achieving current and long-term earnings growth. All of these efforts will help provide a solid framework for improved profitability as market conditions improve," said Chairman Skinner.

Outlook

Coachmen plans to continue its strategic transition to a company with more balanced revenues derived from each of its two core businesses: recreational vehicles and modular housing and building. In furtherance of this strategy, the Company successfully completed more acquisitions in 2000 than during any year in its 36-year history. More importantly, these acquisitions were immediately accretive to earnings.

The Company has made significant progress on its strategic plan and it has taken proactive steps anticipating changing market conditions that should improve profitability. These include a careful rationalization of capital expenditures, a continued focus on operational excellence and customer experience and the close management of operating expenses.

"Coachmen has an excellent balance sheet and is well-positioned for improvements in both financial performance and long-term growth," stated James E. Jack, Executive Vice President and Chief Financial Officer. "All of the steps outlined here demonstrate that the Company has taken and will continue to take the necessary measures consistent with its strategic plan to increase its returns on investment and increase shareholder value."

The Company sees long term growth in both its recreational vehicle and modular housing and building segment. The Company anticipates that the fundamental economic and demographic factors that have driven these industries will continue to do so well into the future.

"Every day, 12,000 'baby boomers' turn 50, the median age of our primary RV buyer. Recreational vehicles offer families a cost efficient, independent, flexible way to travel that addresses many of the needs and desires of this generation," says Ms. Skinner.


"Furthermore, our internal data indicates that the appeal of RVs is not limited to 'baby boomers,' as many young families are now becoming enthusiasts. Unlike many of our competitors, Coachmen is positioned to meet the broad range of RV consumer preferences because it produces every traditional recreational vehicle type at multiple price points. Our modular housing and building segment is also positioned for growth offering a variety of factory built modular housing and other specialized modular structures."

Looking to 2001, the Company anticipates improvement in the recreational vehicle market later in the year. The Company sees sustainable growth in the modular housing and building segment. Based on economic and market conditions, the Company currently anticipates that the first quarter may show financial improvement over the fourth quarter of 2000 although it may not return to profitability. However, as the Company begins to realize the financial benefits and returns from the actions taken during 2000, and as market conditions recover, a much-improved performance in 2001 is anticipated.


Chairman Skinner concludes, "In light of the challenging conditions in the RV market and anticipated continuing softness during the first half of 2001, Coachmen has taken numerous proactive steps to reduce expenses, improve efficiencies and gain market share. And, we have actively increased our penetration of the modular housing and building market. While we must continue to be responsive to changing market conditions, we are clearly focused on our stakeholders and increasing shareholder value."

Coachmen Industries, Inc., founded in 1964, is one of the nation's leading full-line manufacturers of recreational vehicles. The Company is also a leader in modular construction. Coachmen is one of the industry's best-known brand names of RVs and All American Homes, one of the Company's modular subsidiaries, is America's largest modular homebuilder. Coachmen is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to the potential fluctuations in the Company's operating results, the implementation of its enterprise-wide software, the availability and pricing of gasoline, the Company's dependence on chassis suppliers, interest rates, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, the impact of economic uncertainty on high-cost discretionary product purchases and other risks identified in the Company's SEC filings.

                            COACHMEN INDUSTRIES, INC.
                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                       (in thousands except per share data)

                                          THREE MONTHS            YEAR
                                       ENDED DECEMBER 31,  ENDED DECEMBER 31,
                                         2000      1999      2000      1999

    Net sales                          $144,147  $206,686  $709,975  $847,024
    Cost of sales                       134,831   185,231   631,344   739,034
    Gross profit                          9,316    21,455    78,631   107,990
    Selling, delivery and general and
      admin. expenses                    20,643    17,433    76,115    67,347
         Operating income (loss)        (11,327)    4,022     2,516    40,643
    Nonoperating income (expense), net     (617)    1,811       371     4,398
         Income (loss) before income
           taxes                        (11,944)    5,833     2,887    45,041
    Income taxes                         (4,105)    2,087       723    15,539
         Net income (loss)              $(7,839)   $3,746    $2,164   $29,502
    Earnings (loss) per common share:
         Basic                            $(.50)     $.24      $.14    $1 .80
         Diluted                          $(.50)     $.24      $.14    $1 .80

    Number of common shares used in the computation of earnings per share:
         Basic                           15,635    15,702    15,584    16,370
         Diluted                         15,717    15,740    15,639    16,421

                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                 (in thousands)
                                  DECEMBER 31,
                                              2000              1999
    ASSETS
    Cash and cash equivalents                $2,708            $4,269
    Marketable securities                    18,643            32,550
    Receivables                              45,379            47,038
    Inventories                              97,315           100,008
    Prepaid expenses and other                2,221             2,214
    Deferred income taxes                     8,696             4,743
      Current assets                        174,962           190,822
    Property and equipment, net              84,163            74,678
    Intangibles                              15,026             4,426
    Other assets                             22,350            15,840
      Total assets                         $296,501          $285,766

    LIABILITIES
    Current maturities of long-term debt       $865            $1,543
    Accounts payable                         24,015            25,041
    Accrued income taxes                        830             1,096
    Other current liabilities                31,988            28,039
      Current liabilities                    57,698            55,719
    Long-term debt                           11,795             8,346
    Other liabilities                        13,016             8,055
      Total liabilities                      82,509            72,120

    SHAREHOLDERS' EQUITY
    Common shares                            39,620            38,307
    Additional paid-in capital                4,606             4,623
    Retained earnings                       169,766           170,716
      Total shareholder s' equity           213,992           213,646
      Total liabilities and
        shareholders' equity               $296,501          $285,766